Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between Vintage Petroleum, Inc. (hereinafter, unless the context indicates to the contrary, deemed to include its subsidiaries, affiliates and all related entities referred to as “Company”) and S. Craig George (“Executive”) and shall be effective on the eighth day following execution by Executive (the “Effective Date”).

PURPOSE

Company and Executive have agreed that the employment relationship between them will terminate on the Effective Date. In order to achieve a final and amicable resolution of the relationship in all its aspects and in consideration of the mutual covenants and promises set forth below, as well as other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

COVENANTS AND OBLIGATIONS OF COMPANY

1. Termination of Employment: Executive’s employment with Company will terminate on the Effective Date. Executive will receive his regular compensation through the Effective Date.

2. Severance Pay: In recognition of Executive’s past service to Company and in consideration of the release contained herein, Company shall continue to pay Executive his regular base salary for a period of six months following his employment termination (the “Severance Period”). Such payments shall be made on the Company’s regular paydays for exempt employees and shall be subject to normal withholding for taxes and other standard deductions.

3. Continuation of Medical Insurance: Executive will continue to participate in the Company’s group health insurance plan through the last day of the month in which Executive’s employment termination occurs. Thereafter, Executive will be entitled to continue his group medical insurance coverage in accordance with the Federal COBRA legislation. Executive must meet all requirements for coverage continuation under COBRA. During the Severance Period, Company will reimburse Executive for that portion of the COBRA premium cost which is in excess of the premium contribution which Executive was required to pay as an employee participant in the Company’s group health insurance plan. Except as specifically set forth herein, life insurance, disability and other employee benefits made available to the Executive by Company will end on the Effective Date.

4. Other Benefits: Neither this Agreement nor the release contained herein shall waive Executive’s right to any accrued benefit under a Company plan in which he is a vested participant, including but not limited to any benefits under the Vintage Petroleum, Inc. 401(k) Plan. In addition, Company will, as further consideration for Executive’s promises set forth below, undertake the following:

4.1 Bonus Payment: Through participation in the Vintage Petroleum, Inc. Discretionary Performance Bonus Program (the “Bonus Program”), Executive has been granted certain bonuses which were payable over time, with approximately Seventy Thousand Dollars ($70,000.00) in the aggregate, remaining due in two future installments (July 1, 2004 and July 1, 2005). Company agrees that Executive shall be entitled to receive the remaining payments under the Bonus Program and shall pay such amounts to Executive on the date each payment is due under the terms of the Bonus Program.

4.2 Stock Options: As a participant in the Vintage Petroleum, Inc. 1990 Stock Plan, as amended (the “1990 Stock Plan”), Executive has vested options to purchase Company common stock at various prices as set forth on Exhibit A hereto. Under the terms of the option agreements evidencing such options, such options must be exercised prior to the termination of Executive’s employment with the Company for any reason other than Executive’s death. Company, with the approval of the Compensation Committee of the Board of Directors of Company, shall extend the period in which Executive may exercise each of such options to the end of the term (i.e., expiration date) of such option as provided for in the option agreement evidencing such option. Executive acknowledges, however, that such extension of the exercise period may cause Executive’s incentive stock options to be treated as non-qualified stock options for federal income tax purposes. Executive further acknowledges that any of Executive’s incentive stock options which are exercised more than three months after the Effective Date will be treated as non-qualified stock options for federal income tax purposes.

4.3 Restricted Stock: Executive has been granted shares of restricted stock under the 1990 Stock Plan as set forth on Exhibit A hereto, ownership of which has not yet vested in Executive pursuant to the terms of the Restricted Stock Award Agreements evidencing such grants. Company agrees that all of such shares of restricted stock granted to Executive shall vest in full as of the Effective Date.

COVENANTS AND OBLIGATIONS OF EXECUTIVE

In consideration of the promises and covenants of Company contained in this Agreement, Executive agrees to the following:

1. Resignation: Executive has previously resigned as an officer and director of Company and submits his resignation as an employee of Company and as a member of the Vintage Petroleum, Inc. 401(k) Plan Advisory Committee. Executive’s employment resignation will coincide with the Effective Date.

2. Release: Except for the obligations specifically set forth or referenced in this Agreement, Executive fully and forever relieves, releases, and discharges Company, its predecessors, successors, parent, subsidiaries, operating units, affiliates, divisions, and the agents, representatives, officers, directors, stockholders, employees and attorneys of each of the foregoing, from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive’s employment with and termination by Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. §1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. § 206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq., which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq., which provides medical and family leave; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., including the Wage and Hour Laws relating to payment of wages; Oklahoma’s Anti-Discrimination Act, 25 O.S. § 1101, et seq., which prohibits discrimination in employment; and all other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes, but is not limited to, a release by Executive of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that the Company has dealt with Executive unfairly or in bad faith, and all other common law contract and tort claims. Executive is not waiving any right to indemnification by Company or its insurers for claims arising from his actions as an officer and director of the Company, or any rights or claims that may arise after the Effective Date.

3. Continuing Obligations: Following his termination of employment, Executive agrees to act in the best interests of the Company by adhering to the following commitments:

3.1 Protection of Company Information: Executive agrees to return all Company property including all documents and electronic files containing information related to the Company’s business. Executive agrees that he will not, directly or indirectly, disclose any confidential records, trade information, plans, projections, financial data, formula, specifications, or other trade secrets of Company to any third party without the written consent of the Company, except as may otherwise be required by law. The prohibitions of this Paragraph 3.1 shall not apply, however, to information in the public domain (but only if the same becomes a part of the public domain through a means other than a disclosure prohibited hereunder).

3.2 Non-disparagement: Executive agrees that he will not publish any disparaging statements regarding the Company, its officers, employees or directors. Executive shall not participate in any written or oral statement, discussion, or originate or cause to be originated, any news release or other public announcement or publication, to any third party, including the Company’s employees, former employees, vendors, and stockholders, relating to the circumstances of Executive’s resignation from the Company without the prior written approval of the Chairman of the Board of the Company. Nothing contained herein shall prevent Executive from using any truthful, non-confidential information about the Company and his employment in order to obtain employment.

3.3 Covenant Not to Compete: During the Severance Period, Executive will not compete, directly or indirectly, with businesses being conducted by Company on the Effective Date in the geographic areas where Company was then conducting business.

3.4 Non-solicitation: For a period of two years following the Effective Date, Executive will not, for his own interests or while acting on behalf of others, contact employees, vendors or customers of the Company for the purpose of persuading them to end their relationship with Company or to cease doing business with Company.

3.5 Availability for Consultation: Executive will assist the management of the Company with regard to pending issues of which the Executive may have knowledge and information and will assist Company counsel in the defense of any litigation or dispute as to which Executive may have knowledge of the facts and circumstances. Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred in providing such cooperation. Executive agrees to immediately notify the Company through its General Counsel upon receipt of any subpoena or deposition notice compelling his testimony related to matters which he has knowledge of by reason of his employment by Company and shall cooperate with Company counsel in framing an appropriate response to the legal process.

REPRESENTATION OF PARTIES

The parties represent and warrant as follows:

1. Executive has been advised by Company to discuss this Agreement with an attorney before signing.

2. Executive has been extended a period of 21 days within which to consider this Agreement.

3. For a period of seven (7) days following Executive’s execution of this Agreement, Executive may revoke this Agreement by notifying Company, in writing, of his desire to do so. After the seven (7) day period has elapsed, this Agreement shall become effective and enforceable.

4. Certain sums to be paid by Company hereunder is consideration to which Executive is not otherwise entitled under any Company plan, program or prior agreement.

GENERAL PROVISIONS

1. No Admission of Liability: This Agreement and compliance with this Agreement shall not be construed as an admission by Company of any liability whatsoever, or as an admission by Company of any violation of the rights of Executive or any other person, or any violation of any order, law, statute, duty or contract.

2. Severability: In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

3. Governing Law: This Agreement will be interpreted and enforced in accordance with the laws of the State of Oklahoma.

4. Entirety and Integration: Upon the execution hereof by all the parties, this Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and supersedes all prior negotiations, understandings and/or agreements, if any, of the parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.

5. Authorization: Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

S. CRAIG GEORGE

Dated:	March 3, 2004	/s/ S. CRAIG GEORGE

VINTAGE PETROLEUM, INC

Dated:	March 3, 2004	By:	/s/ C. C. STEPHENSON JR.

		Its:	Chairman, President & Chief Executive Officer

S. Craig George	EXHIBIT A

Vested Stock Options -

Type	Grant Date	Expiration Date	Option Price	Options Outstanding
NQ	12/29/93	06/28/04	$9.0625	50,000
NQ	12/30/94	12/29/04	$8.3750	40,000
NQ	09/18/95	09/17/05	$10.3450	120,000
ISO	03/15/96	03/14/06	$9.6875	21,624
NQ	03/15/96	03/14/06	$9.6875	37,396
ISO	03/07/97	03/06/07	$15.5000	12,900
NQ	03/07/97	03/06/07	$15.5000	57,100
NQ	03/16/99	03/15/09	$7.2500	114,000

Restricted Stock -

Grant Date	Shares (b)
06/14/02	18,750
02/20/03	42,000	(a)
07/10/03	100,000
08/27/03	23,000

(a)	Excludes 21,000 shares which vested on 02/20/04; withholding taxes of $95,336.51 due 03/10/04. The 21,000 shares which vested on 02/20/04 have not yet been delivered to Mr. George.

(b)	Additional withholding taxes will be due on these shares when vested on the Effective Date, based on the average of the high and low stock price on the Effective Date.

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